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Exhibit 16.1


June 21, 2000


Securities and Exchange Commission
Office of the Chief Accountant
SECPS Letter Files
Mail Stop 9-5
450 Fifth Street, N.W.
Washington, D.C.  20549


Ladies and Gentlemen:

We were previously principal accountants for About.com, Inc. and, under the date of January 24, 2000, we reported on the consolidated financial statements of About.com, Inc. and subsidiaries as of and for the years ended December 31, 1999 and 1998. On June 15, 2000, we were dismissed. We have read About.com, Inc.'s statements included under Item 4 of its Form 8-K dated June 15, 2000, and we agree with such statements.


Very truly yours,

/s/ KPMG LLP
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KPMG LLP